Testing the Waters Materials Related to Series # SUPERBWL1

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#SUPERBWL1

SUPER BOWL I (FULL TICKET)

THIS INITIAL OFFERING IS COMING SOON!

World Championship Game
AFL-NFL

CURRENT VALUE: $24,000

OFFERING FOR THIS ASSET IS NOT YET SCHEDULED. CHECK BACK SOON

DETAILS GALLERY LEGAL

#SUPERBWL1

SUPER BOWL I (FULL TICKET)

C.O.A. SPECS

FINANCIALS

Initial Offering Share Price	$6.00
Number of Shares	4,000
Initial Offering Market Cap.	$24,000
Storage Location	Rally

#SUPERBWL1 | $24K

COMPARABLE ASSET VALUE

ASSET VALUE	TRANSACTIONS
+133.1%	2

The interactive Comparable Asset Value Chart (the “Chart”) plots historical sales of assets comparable to the Underlying Asset, showing price values on the vertical axis against time on the horizontal axis.  The prices reflected on the Chart are not adjusted for inflation.  Users of the Platform can opt to display varying ranges of time on the Chart’s horizontal axis, from one month to one year or longer to the extent such data are available.  If multiple comparable asset sales occurred on a single day, the Chart provides an average for that day.  By hovering over the points on the Chart, users can view price and date of sale represented by each point.  The table below sets forth the data points plotted in the Chart.

Comparable Asset	Date	Sale Price	Source / Sale Venue
Super Bowl 1 Packers vs Chiefs Gold Full Ticket PSA 5	8/23/2015	$8,365.00	Heritage Auctions
Super Bowl 1 Packers vs Chiefs Gold Full Ticket PSA 5	11/17/2021	$19,500.00	eBay

#SUPERBWL1

SUPER BOWL I (FULL TICKET)

Nowadays, the Super Bowl is almost always the most-watched TV broadcast of the year. But when it debuted after the 1966 season, it wasn't even in front of a packed house — despite the fact that the most expensive tickets were just $12. Over 38,000 seats sat empty as coach Vince Lombardi and quarterback Bart Starr won the inaugural Super Bowl for the Packers at the Los Angeles Coliseum. #SUPERBWL1 is a Full Ticket from Super Bowl I graded PSA 5. One of the few surviving full tickets from the debut of one of America's most iconic sporting events, #SUPERBOWL1 likely was never even used to attend the game.

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World
Championship
Game

#SUPERBWL1 | *Visuals*

A controversy between the NFL's Packers and AFL's Chiefs led to a compromise on the field, with each team's offense playing with their preferred game ball on offense — the Packers used a Wilson ball and the Chiefs played with a Spalding.

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#SUPERBWL1 | *Timeline*

Sep. 1920 — The National Football League is founded in Canton, Ohio.

Sep. 1954 — Vince Lombardi joins the NFL as offensive coach for the New York Giants.

Nov. 1955 — Bart Starr is drafted by the Green Bay Packers, going on to play for the team for all 16 seasons of his NFL tenure.

Jan. 1959 — Lombardi joins the Packers as Head Coach and wins Coach of the Year in his first season at the helm.

DESCRIPTION OF SERIES 1967 SUPER BOWL I TICKET

Investment Overview

•Upon completion of the Series #SUPERBWL1 Offering, Series #SUPERBWL1 will purchase a 1967 Super Bowl I Full Ticket graded PSA 5 for Series #SUPERBWL1 (The “Series 1967 Super Bowl I Ticket” or the “Underlying Asset” with respect to Series #SUPERBWL1, as applicable), the specifications of which are set forth below.

•Super Bowl I was the first Super Bowl ever played. The game took place in 1967 between the Green Bay Packers and the Kansas City Chiefs.

•Packers quarterback Bart Starr won the MVP in Super Bowl I, throwing for 250 yards and 2 touchdowns while completing 16-23 attempts. The Packers beat the Chiefs 35-10.

•The Underlying Asset is a 1967 Super Bowl I Full Ticket graded PSA 5.

Asset Description

Overview & Authentication

•The NFL was formed in 1920 in Canton, Ohio.

•The AFL was founded as a rival to the NFL and had started to draw substantial attention by the early 1960s.

•In 1965, the AFL signed a TV contract with NBC. The same year, Joe Namath signed the largest contract in professional football history at the time, electing to leave Alabama for the AFL rather than the NFL.

•The competition between the two leagues continued to ramp up, and eventually a deal was struck. Neither league would sign the other’s players. This rule was violated in 1966 when the NFL’s Giants signed a kicker from the AFL’s Bills. Eventually, this led to a merger, which was announced on June 8, 1966.

•Bart Starr was a Pro Football Hall of Fame quarterback who played 16 seasons with the Packers, winning 5 NFL championships, 2 Super Bowls (winning MVP honors in the first two Super Bowls ever played), and was named the league’s most valuable player in 1966. He retired prior to the 1972 season.

•Vince Lombardi was a Hall of Fame coach who began his head coaching career in 1959, winning NFL Coach of the Year in his rookie season. He is widely considered one of the greatest head coaches in the history of the game. He won 5 NFL Championships and 2 Super Bowls. He began his pro career in 1954 when at the age of 41 he became an offensive coach for the New York Giants. In September 1970, Lombardi died at the age of 57. He was inducted posthumously into the Pro Football Hall of Fame in July 1971. The Super Bowl Trophy was named after Lombardi (known as “The Lombardi Trophy”) shortly after his death.

•Super Bowl I was the only Super Bowl in history not to sell out. Played at the Los Angeles Coliseum, attendance was 61,946 out of the total capacity of 100,594.

•According to the New York Times, during Super Bowl I: “The A.F.L.’s football (manufactured by Spalding) was a quarter-inch longer, slightly narrower and more tacky on its surface than the N.F.L.’s ball (made by Wilson). The A.F.L.’s ball was said to be easier to pass, the N.F.L.’s more kickable. As a compromise, each team was authorized to use its own football while on offense.”

•According to the New York Times: “NBC and CBS each paid $1 million for the privilege, selling commercials for $70,000 to $85,000 per minute; they hawked 10-cent Muriel cigars and McDonald’s hamburgers (“Over Two Billion Sold”). CBS tried to draw viewers by preceding its Super Bowl coverage with an exhibition by the Harlem Globetrotters. An estimated 50 million to 60 million Americans watched that first game, foreshadowing the Super Bowl’s commanding place in modern American life, which drove Norman Vincent Peale, the minister and author, to say in 1974, “If Jesus Christ were alive today, he’d be at the Super Bowl.”

•According to the New York Times: “The live broadcast of the 1967 game was blacked out on TV stations within 75 miles of Los Angeles, but this did not significantly help ticket sales (the formal price for the most expensive seat was $12). Some local football fans were so furious about the blackout that they deliberately stayed away. Despite Rozelle’s prediction that the Super Bowl would sell out, about a third of the Coliseum’s seats were empty.”

•According to the New York Times: “The first Super Bowl did not exactly show the incandescence of later halftimes that featured Paul McCartney and the Rolling Stones. Fans were entertained instead by the trumpeter Al Hirt, the University of Arizona and Grambling College marching bands, 300 pigeons, 10,000 balloons and a flying demonstration by the hydrogen-peroxide-propelled Bell Rocket Air Men.”

•The Underlying Asset has been issued a grade of EX 5 by Professional Sports Authenticators (PSA) with Certification No. 40241770.

Notable Features

•The Underlying Asset is a 1967 Super Bowl I Full Ticket graded PSA 5.

•The Underlying Asset is 1 of 4 1967 Super Bowl I Full Ticket examples graded PSA 5 with 10 graded higher.

Notable Defects

•The Underlying Asset’s condition is consistent with its condition grade from PSA.

Details

Series 1967 Super Bowl I Ticket
Sport	Football
Professional League	NFL
Event	Super Bowl I
Team	Green Bay Packers
Team	Kansas City Chiefs
Year / Season	1967
Memorabilia Type	Graded Full Ticket
Date	January 15, 1967
Rarity	1 of 4 (PSA 5)
Authentication	Professional Sports Authenticators (PSA)
Grade	5
Certification No.	40241770

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series 1967 Super Bowl I Ticket going forward.